Joint Filer Information


Designated Filer:	El Paso Corporation

Issuer & Ticker Symbol:	GulfTerra Energy Partners, L.P.  (GTM)

Date of Event Requiring Statement:	10/02/2003

Joint Filers:

DeepTech International Inc.

Address:	1001 Louisiana Street
		Houston, Texas 77002


Signature:





 s/ David L. Siddall